Amendment to the By-Laws
                                       of
                    Credit Suisse Small Cap Growth Fund, Inc.

                  Pursuant to Article VIII of the Amended By-Laws (the "By-Laws") of Credit Suisse Small Cap Growth Fund, Inc. (the "Fund"), Article II, Section 6 of the By-Laws is hereby amended and restated in its entirety as follows:

                  Removal of Directors. Any director of the Corporation may be removed by the stockholders with or without cause at any time by a vote of a majority of the votes entitled to be cast for the election of directors. A director shall be deemed to retire from the Board of Directors on the date he/she reaches the age of 72 years. The directors who are not "interested persons" of the Fund (as defined in the 1940 Act) and who are not being considered for the waiver ("Independent Directors") may by a majority vote exempt a director from the normal retirement age of 72 based on the particular facts and circumstances. A determination to waive the normal retirement age for an individual director shall be reviewed on an annual basis by the Independent Directors.

Dated the 11th day of February, 2004